Amended Subsidiaries of the Registrant
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1.  Merit Realty, Inc.
2.  Crossmann Communities of Ohio, Inc.
3.  Deluxe Homes of Lafayette, Inc.
4.  Deluxe Homes, Inc.
5.  Trimark Homes, Inc.
6.  Trimark Development, Inc.
7.  Crossmann Management, Inc.
8.  Deluxe Aviation, Inc.
9.  Crossmann Investments, Inc.
10. Crossmann Mortgage Corp.
11. Cutter Homes, LTD.